UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 23, 2009

EPOD SOLAR INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53459	20-3551488
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 – 215 Neave Road, Kelowna, British Columbia, Canada	V1V 2L9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (250) 491-8111

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 23, 2009, Mr. Michael Matvieshen resigned as EPOD Solar Inc.’s (the "Company") President, Secretary and Treasurer. Mr. Matvieshen will continue to serve as the Chief Executive Officer and Director of the Company.

On October 23, 2009, Mr. Satpal Sidhu, the Company’s Chief Operating Officer ("COO") was appointed President and Secretary of the Company. Mr. Sidhu has served as the Company’s Chief Operating Officer since June 30, 2009. Since 2008, Mr. Sidhu has also served as Chief Operating Officer of EPOD Solar Inc. (EPOD Canada), a company incorporated under the Business Corporations Act (British Columbia). Prior to that, he was the Dean of Professional Technical Education at Bellingham Technical College in Bellingham, Washington from 2002 to 2008.

On October 23, 2009, Mr. Gordon McKenzie, the Company’s controller was appointed Treasurer of the Company. Mr. McKenzie has been the Company’s controller since June 30, 2009. He has also been the controller of EPOD Canada since December 2008. Mr. McKenzie brings with him 21 years of experience in a variety of industries including retail, food products, technology and manufacturing. In these roles, he has been responsible for all financial related activities, including compliance reporting, financial management of overseas subsidiaries, debt financing, banking and taxation. He has worked for both private and publicly held companies and has been responsible for internal control process improvements, financial modeling and strategic planning. As well, he has been responsible for the public reporting of companies on both the TSX and the Nasdaq. Mr. McKenzie is a Chartered Accountant (CA) and holds a Bachelor of Business Administration.

The appointments were approved by the Board of Directors of the Company on October 23, 2009.

The Company has never granted any options to any of its directors or officers, nor has it entered into any employment or consulting agreements with any of its officers or named executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPOD SOLAR INC.

By:	/s/ Michael Matvieshen
Michael Matvieshen
Chief Executive Officer and Director

Date: October 29, 2009